EXHIBIT 16.1 TO FORM 8-K

November 30, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

We have read Item 4.01 of Form 8-K dated November 23, 2004, of Brown Jordan International, Inc. and are in agreement with the statements contained in the second through fifth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP